Filed Pursuant to Rule 433

Registration No. 333-282606 and

333-282606-06

Free Writing Prospectus dated November 12, 2026

Nissan Auto Lease Trust 2026-C

Issuing Entity

Nissan Auto Leasing LLC II	Nissan Motor Acceptance Company LLC
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated November 12, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings Inc.	Moody’s Investors Service, Inc.
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2a Notes	AAAsf	Aaa (sf)
Class A-2b Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aa1 (sf)
Class C Notes	Asf	Aa3 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

BofA Securities	BNP PARIBAS	Citigroup	Mizuho

Co-Managers solely with respect to the Class A notes:

BBVA	Lloyds Securities	MUFG	US Bancorp

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-282606) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322 or by emailing prospectus_requests@bofa.com.